EXHIBIT 10.23

CONTRACT OF EMPLOYMENT EFFECTIVE AS OF THE 1st DAY OF January, 2005.
BETWEEN:          TALEO (CANADA) INC., having a place of business at 330 St-Vallier St. East, Suite 400, in the City and District of Quebec, Province of Quebec, G1K 9C5,
(hereinafter referred to as “TALEO”)

AND:	Guy Gauvin
(hereinafter referred to as the “Employee”)
PRÉAMBULE
          WHEREAS TALEO is actively involved in the area of the development of software;
          WHEREAS the detailed research of TALEO regarding the resolution of management problems involving recruitment has resulted in the creation and development of a certain software;
          WHEREAS the certain software of TALEO expresses itself through the data programs and technical documentation regarding the system;
          WHEREAS TALEO possesses a certain technical expertise which is unique and innovative to TALEO and as such is confidential in nature;
          WHEREAS it is of paramount importance to TALEO that the Employee holds in the strictest of confidence any and/or all confidential information which he may acquire during his employment with TALEO;
          WHEREAS TALEO wishes to employ the employee;
          WHEREAS the Employee wishes to be employed by TALEO.

WHEREFORE THE PARTIES COVENANT AND AGREE AS FOLLOWS:
SECTION 1 – INTERPRETATION
1.1	The division of this Contract of employment into articles and sections, and the use of section titles is for convenience of reference only and shall not affect the interpretation or construction of this agreement.
SECTION 2 – TERMS OF EMPLOYMENT
2.1	Subject to the terms and conditions of this Contract of Employment, TALEO agrees to employ the Employee in the position of Executive Vice President, Global Services. The employee will report to Taleo’s Chief Executive Offer. Employee will assume and discharge such responsibilities as are commensurate with such position and as the CEO may direct from time to time.
2.2	In addition, the Employee shall provide such reasonable services as may, from time to time, be determined by his/her manager or such other person as TALEO may designate, and shall provide updates on his/her activities on a regular and timely basis or as requested.
2.3	During the term of employment, the Employee will devote his/her full time, skill and attention to his/her duties and responsibilities and shall perform faithfully and diligently.
2.4	During the term of employment with TALEO, the Employee will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which TALEO is now involved or becomes involved during the term of employment nor will the Employee engage in any other activities that conflict with his/her obligations to TALEO.
2.5	The term of employment between TALEO and the Employee in the position of Executive Vice President, Global Services shall be for an indeterminate period of time beginning January 1, 2005.
2.6	The Employee may be required to engage in such travel (within Canada and/or abroad) as may be necessary to adequately perform his/her duties outlined herein.
SECTION 3 – COMPENSATION AND OTHER BENEFITS
3.1	As full compensation for all services provided herein, TALEO will pay, or will cause to be paid to the Employee, an annual base salary in the amount of $180,000 CAD to be paid in accordance with TALEO’s standard payroll practices (“Base Salary”).
3.2	In addition to the Base Salary, the Employee is eligible for (1) quarterly bonuses in the amount of $25,000 CAD per quarter at 100% achievement of goal and based upon achievement of performance goals approved by Employee’s manager, and (2) an annual bonus in the amount of up to $40,000 CAD per year at 100% achievement of goal and based upon achievement of performance goals approved by Employee’s manager.
3.3	TALEO shall be responsible for directly making all payroll deductions as source which may be due to the appropriate government authorities as well as those deductions related to internal benefits programs.
3.4	The Employee agrees and authorizes TALEO to make the necessary deductions from his compensation or any other amount which may be owing in the case of an over payment made to the Employee.

3.5	Upon hiring the Employee will be eligible to receive medical and fringe benefits including: life insurance, disability insurance (short term and long term), healthcare coverage, dental coverage, home internet access (cable modem or high speed access) in line with Company programs that may be changed from time to time. Complete details of TALEO benefit plans will be reviewed with the Employee upon commencement of employment. Taleo reserves the right to change its benefits programs at any time.
3.6	Upon presentation of appropriate receipts and manager approval, TALEO shall reimburse the Employee for all ordinary and necessary business expenses as have been reasonably and necessarily incurred, according to the TALEO’s expense reimbursement policy.
SECTION 4 – VACATION
4.1	The Employee shall be entitled to vacation in accordance with TALEO’s Canadian Annual Vacation Policy but not in any event less than four (4) weeks of paid annual vacation.
4.2	It is understood and agreed that the Employee must receive prior approval from TALEO with respect to the scheduling of vacation according to the Annual Vacation Policy.
4.3	The Employee will be entitled to paid days off for the statutory holidays established by provincial legislation in accordance with provincial law.
SECTION 5 – ABSENCES & HOURS OF WORK
5.1	The minimum work expectation is 40 hours per week.
5.2	It is understood and agreed upon between TALEO and the Employee that the Employee shall not be entitled to receive any remuneration whatsoever for hours worked in excess 40 hours and that such work may be expected and obligatory.

SECTION 6 — TERMINATION OF EMPLOYMENT
6.1	If Taleo or a successor corporation terminates Employee’s employment for any reason other than Cause (as defined below) or if Employee resigns for Good Reason (as defined below) then Taleo or the successor corporation will continue to pay Employee’s Base Salary at the rate in effect at the time of Employee’s resignation or termination of employment for a period of twelve (12) months from the date of Employee’s resignation or termination of employment, less any applicable provincial and federal required withholding amounts, and other lawful deductions, and Taleo will reimburse employee for any applicable premiums Employee pays for coverage for Employee and Employee’s eligible dependents for substantially the same health insurance coverage as provided by the Taleo plan for a period of six (6) months from the date of Employee’s resignation or termination of employment, or, if earlier, until Employee is eligible for similar benefits from another employer. However, in the event that Taleo or a successor corporation terminates Employee’s employment for any reason other than Cause (as defined below) or if Employee resigns for Good Reason (as defined below) and either such event takes place within one year of a Change in Control (as defined below), then Taleo or the successor corporation will continue to pay Employee’s Base Salary and bonuses (at an assumed 100% on-target achievement of goal) at the rate in effect at the time of Employee’s resignation or termination of employment for a period of twelve (12) months from the date of Employee’s resignation or termination of employment, less any applicable provincial and federal required withholding amounts, and other lawful deductions, and Taleo will reimburse employee for any applicable premiums Employee pays for coverage for Employee and Employee’s eligible dependents for substantially the same health insurance coverage as provided by the Taleo plan for a period of six (6) months from the date of Employee’s resignation or termination of employment, or, if earlier, until Employee is eligible for similar benefits from another employer. All benefits set forth in this Section 6.1 above are collectively referred to as “Severance.” In addition to Severance, in the event that Taleo or a successor corporation terminates Employee’s employment for any reason other than Cause (as defined below) or if Employee resigns for Good Reason (as defined below), then Employee shall continue to vest in stock options in accordance with Employee’s then-current stock option grants for a period of six (6) months from the date of such termination or resignation of employment (“Vesting Extension”). All options that vested during Employees employment with Taleo or during the extended vesting period described in the preceding sentence shall expire ninety (90) days after the expiration of the extended vesting period. Payment of Severance and Vesting Extension shall be contingent upon Employee’s execution of a separation agreement releasing Taleo from any claim Employee may have against Taleo and from any liability, damages or payments other than earned compensation due to Employee through Employee’s date of resignation or termination pursuant to Taleo’s standard payroll procedures and the Severance and Vesting Extension obligations described above and containing standard non-competition provisions consistent with this Agreement. Severance will be paid in accordance with Taleo’s standard payroll procedures.
6.2	For purposes of this Section 6, “Cause” means (i) any act of personal dishonesty taken by Employee in connection with Employee’s employment responsibilities, (ii) Employee’s conviction of a felony, (iii) any act by Employee that constitutes material misconduct, (iv) repeated failures to follow the lawful, reasonable instructions of the CEO, or (v) substantial violations of employment or fiduciary duties, responsibilities or obligations to Taleo.
6.3	For purposes of this Section 6, “Good Reason” means (i) without Employee’s consent, a significant reduction of Employee’s duties, position or responsibilities relative to Employee’s duties, position or responsibilities in effect immediately prior to such reduction, other than a reduction where Employee are asked to assume substantially similar duties and responsibilities in a division of a larger entity after a Change in Control; (ii) without Employee’s consent, a reduction of Employee’s Base Salary other than a one-time reduction that does not exceed twenty percent (20%) and that is also applied to substantially all of Taleo’s senior executives; (iii) without Employee’s consent, Employee’s relocation to a facility or a location greater than thirty miles from Quebec City, Canada. If Employee does not notify Taleo in writing that Employee believes a significant reduction of his duties, position or responsibilities has occurred pursuant to Section 6.3(i) within thirty days of the event or occurrence that Employee believes to have resulted in such a significant reduction, then such reduction shall be deemed for purposes of this Agreement as not constituting Good Reason, as that terms is used in Section 6.1 above.

6.4	For purposes of this Section 6, “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Taleo representing fifty percent (50%) or more of the total voting power represented by the Taleo’s then outstanding voting securities and such change in ownership results in a broad management changes at Taleo; or (ii) the consummation of the sale or disposition by Taleo of all or substantially all of Taleo’s assets; or (iii) the consummation of a merger or consolidation of Taleo with any other corporation, other than a merger or consolidation which would result in the voting securities of Taleo outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of Taleo or such surviving entity or its parent outstanding immediately after such merger or consolidation.
6.5	Notwithstanding the above, Taleo’s Chief Executive Officer reserves the right to make reasonable organizational structure changes reasonably commensurate with the position of Chief Executive Officer. Such changes may include the shifting or reassignment of divisional, geographic or team responsibilities among members of the executive team. Such changes are within the reasonable discretion of the Chief Executive Officer and shall not constitute Good Reason, as that term is used in 6.1 or 6.3 above.
6.6	The Employee shall provide TALEO with a prior written notice of at least one (1) month in the event that the Employee intends to cease employment with TALEO and the Employee further agrees that he shall not leave the employ of TALEO for one (1) month following the notification by the Employee, the whole subject to TALEO allowing the Employee to leave earlier. Employee agrees to inform Taleo of the name of Employee’s next employer within five (5) business days of accepting employment.
SECTION 7 — COVENANTS NOT TO COMPETE AND SOLICIT
7.1	While the Employee is employed by TALEO hereunder, the Employee shall not be engaged in any other business, occupation, or undertaking which is competitive with the business of TALEO.
7.2	In consideration of this Agreement, the compensation to be paid to Employee, and in further consideration of the stock options granted to Employee under a separate Agreement, while the Employee is employed by TALEO hereunder and for a period of twelve (12) months thereafter, the Employee agrees not to engage, directly or indirectly, in any Canadian province or US state in which Taleo conducts substantial business as evidenced by, for example, customers in such province or state and/or marketing and sales efforts via a direct sales force in such province or state, in any business which is competitive with the business now conducted by TALEO or those which may be conducted by TALEO during the Employee’s employment hereunder. For the purposes of this paragraph, the Employee will be directly or indirectly engaged in a business, if he is engaged in a business as proprietor, partner, joint venturer, stockholder, director, officer, lender, manager, employee, consultant, temporary worker, advisor or agent, or if he otherwise controls, is engaged in or permits his/her name to be used by or associated with such business, provided that the Employee may hold up to one percent (1%) of the stock of any publicly traded company.

7.3	It is recognized and understood by the parties that the employees of TALEO are an integral part of TALEO‘s business and that it is extremely important for TALEO to use its maximum efforts to prevent TALEO from losing those employees. It is therefore understood and agreed by the parties that, because of the nature of the business of TALEO, it is necessary to afford fair protection to TALEO from the loss of any employees. Consequently, as a material inducement to TALEO to employ the Employee, the Employee covenants and agrees that, for the period commencing on the date of the Employee’s termination of employment, for any reason whatsoever, and ending twelve (12) months after the Employee’s termination of employment with TALEO, the Employee shall not, directly or indirectly, hire or engage or attempt to hire or engage any individual who shall have been an employee of TALEO at any time during the twelve (12) months period prior to the date of the Employee’s termination of employment with TALEO, whether for or on behalf of the Employee or for any entity in which the Employee shall have a direct or indirect interest or any subsidiary or affiliate of any entity, whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, servant, agent, representative or otherwise.
7.4	The Employee acknowledges to TALEO that he has and will continue to receive the value and advantage of special training and skills and expert knowledge about, and expertise in, certain areas of TALEO’s business and that he will have knowledge of, and contact with customers and suppliers of TALEO and other TALEO employees who are engaged in the business of TALEO. He further acknowledges to TALEO that he may well be able to utilize the knowledge and expertise, following the termination of his/her service with TALEO, to the serious detriment of TALEO in the event that he should elect to solicit orders on behalf of a competitor of TALEO from TALEO‘s customers, or interfere with suppliers to TALEO. Accordingly, for a period of twelve (12) months after the termination of his/her service with TALEO (however and for whatever reason the termination occurs), he agrees that he will not within Canada or the US:
a)	solicit orders for any article similar to or capable of being used in place of the goods from any person, firm or company residing or carrying on business within the area to whom TALEO has supplied goods at any time during the twelve (12) months preceding the termination;

b)	supply the articles described in (a) above to any person, firm or company described in (a) above.
In this clause “goods” means the articles and/or services distributed or sold by TALEO.
7.5	The Employee acknowledges to TALEO that he has acquired and shall acquire information about certain matters and things which are confidential and the exclusive property of TALEO and which are not accessible to the general public, including but not limited to product design, product roadmaps, future product plans, contractual details relating to current TALEO clients, names and addresses and buying habits of present and prospective clients of TALEO, pricing and sales policy, techniques and concepts, trade secrets and other confidential information concerning the business operations of TALEO or any company and/or entity affiliated with TALEO. Accordingly, for a period of twelve (12) months after the termination of his/her employment with TALEO (however and for whatever reason the termination occurs), he agrees that he will not within the Province of Quebec either alone or in association with other, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of TALEO which were contacted, solicited or served, directly or indirectly, by the Employee while employed by TALEO.
7.6	The Employee acknowledges and agrees that he has read and understands the provisions hereof and is satisfied that they are both necessary and reasonable. The Employee further acknowledges that it is a condition precedent to the entering into of this Contract of Employment that he bind himself/herself to these Covenants Not To Compete And To Solicit. The Employee hereby furthermore acknowledges that the full observance of these Covenants Not To Compete And To Solicit will not, in any way, prevent the Employee from earning his/her livelihood.

The parties agree that any breach by the Employee of the covenants contained herein will result in irreparable injury to TALEO for which money damages could not adequately compensate. Upon any such breach, or threatened breach, TALEO shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to seek an injunction enjoining and restraining Employee and/or any other person involved therein from continuing such breach.

7.7	In the event that any of the provisions of this Section 7 of this Contract of Employment shall be held to be invalid or unenforceable by a competent court, by reason of geographic or business scope or the duration thereof, the parties hereto acknowledge and agree that the said court of competent jurisdiction shall have the right and authority to redefine the geographic or business scope or the duration of these Covenants Not To Compete And To Solicit in order to give full force and effect to same in its redefined scope. Moreover, in the event that any court of competent jurisdiction refuses to modify the said covenants, any invalidity or unenforceability arising there from shall attach only to such a provision and shall not effect or render invalid or unenforceable any other provisions of this Contract of Employment.
SECTION 8 – NONDISCLOSURE, NON-USE & IP ASSIGNMENT
8.1	Confidentiality. The Employee will not, at any time, whether during or subsequent to his/her employment hereunder, directly or indirectly, disclose or furnish to any other person, firm or corporation, or use on behalf of himself/herself or any other person, firm or corporation, any confidential or proprietary information acquired by the Employee in the course of his/her employment with TALEO, including, without limiting the generality of the foregoing, product design, product roadmaps, future product plans, contractual details relating to current TALEO clients, buying habits of present and prospective clients of TALEO, pricing and sales policy, techniques and concepts, the names of customers or prospective customers of TALEO or of any person, firm or corporation who or which have or shall have treated or dealt with TALEO or any of its subsidiaries or affiliated companies, any other information acquired by the Employee regarding the methods of conducting the business of TALEO and any of its subsidiaries and/or affiliates, any information regarding the company’s methods of research and development, of obtaining business, of manufacturing, of providing or advertising products or services, or of obtaining customers, trade secrets and other confidential information concerning the business operations of TALEO or any company and/or entity affiliated with TALEO, except to the extent that such information is already generally known in the public domain.
8.2	Former Employer Information. Employee agrees, during employment with TALEO, not to improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Employee will not bring onto the premises of TALEO any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
8.3	Third Party Information. Employee recognizes that TALEO has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on TALEO’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out work for the TALEO consistent with TALEO’s agreement with such third party.
8.4	Assignment of Inventions. Employee agrees to promptly make full written disclosure to TALEO, will hold in trust for the sole right and benefit of the TALEO and hereby assigns to the TALEO, or its designee, all right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Employee is in the employ of TALEO (collectively referred to as “Inventions”). Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with TALEO and which are protectible by copyright are “works made for hire” as that term is defined in the relevant copyright act.

8.5	Inventions Retained and Licensed. Employee has attached hereto, as Exhibit B, a list of all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with TALEO (collectively referred to as “Prior Inventions”), which belong to Employee, which relate to TALEO’s proposed business, products or research and development, and which are not assigned to TALEO hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. If in the course of Employee’s employment with TALEO, Employee incorporates into a TALEO product, process or machine a Prior Invention owned by Employee or in which Employee has an interest, TALEO is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, and sell such Prior Invention as part of or in connection with such product, process or machine.
8.6	Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of my employment with TALEO. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by TALEO. The records will be available to and remain the sole property of TALEO at all times.
8.7	Patent and Copyright Registrations. Employee agrees to assist TALEO, or its designee, at TALEO’s expense, in every proper way to secure TALEO’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to TALEO of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which TALEO shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to TALEO, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If TALEO is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any Canadian or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to TALEO as above, then Employee hereby irrevocably designate and appoint TALEO and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.
8.8	Return of Company Documents. Employee agrees that, at the time of leaving the employ of TALEO, Employee will deliver to TALEO (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to Employee’s employment with TALEO or otherwise belonging to TALEO, its successors or assigns.
SECTION 9 – GENERAL PROVISIONS
9.1	The Employee authorizes TALEO to deduct from any payment due to the Employee at any time, including a termination payment, any amounts owed to TALEO by reason of purchases, advances, loans or in recompense for damage to or loss of TALEO‘s property or in recompense for damage to TALEO as a result of the Employee’s breach of any term of the present Contract of Employment, save only that this provision shall be applied so as not to conflict with any applicable legislation.

9.2	The provisions of this Contract of Employment shall be governed and interpreted in accordance with the laws of the Province of Quebec.

9.3	Employee agrees to comply with the Taleo code of conduct set forth at Exhibit A.

9.4	The waiver by TALEO of any breach of any provision of this Contract of Employment by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

9.5	This Contract of Employment constitutes the entire agreement between the parties with respect to the employment of the Employee and any and/or all previous agreements, written or oral, express or implied between the parties or on their behalf relating to the employment of the Employee by TALEO are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such agreement.

9.6	Any modification to this Contract of Employment must be in writing and signed by the parties, or it shall have no effect and shall be void.

9.7	In the event that any provision in this Contract of Employment shall be deemed void or invalid by a Court of competent jurisdiction, the remaining provisions shall be and remain in full force and effect.

9.8	The rights which accrue to TALEO under this Contract of Employment shall pass to its successors or assigns. The rights of the Employee under this Contract of Employment are not assignable or transferable in any manner.

9.9	The Employee acknowledges that he has read and understands this Contract of Employment, and further acknowledges that he has had the opportunity to obtain independent legal advice with respect to it.

9.10	This Agreement may be executed in counterparts and may be exchanged by facsimile or electronically scanned and emailed copy. Each such counterpart shall be deemed to be an original and all such counterparts together shall constitute one and the same Agreement.

9.11	The parties hereto have requested that this Contract of Employment be drafted in the English language. Les parties aux présentes ont demandé à ce que le présent Contrat d’Emploi soit rédigé en anglais.
IN WITNESS WHEREOF, THE PARTIES HERETO HAVE SIGNED THIS AGREEMENT AT THE CITY OF QUEBEC, PROVINCE OF QUEBEC, THIS 17th DAY OF AUGUST 2005.

/s/ Josh Faddis	/s/ Guy Gauvin

TALEO (CANADA) INC.	Signature of Employee
(Signature of Authorized Representative)